AMENDMENT

     This Amendment (the "Amendment") is made this 26th day of August, 2004, by and between Ten Stix, Inc., a Nevada Corporation, (hereinafter referred to as the "Corporation"), and Robert C. Brehm (hereinafter referred to as "Brehm")

                                    RECITALS

     A. Whereas, on June 30, 2004, the Corporation executed a promissory note in favor of Brehm in the principal amount of $15,000 to evidence the loan made by Brehm to the Corporation. Pursuant to the terms of the promissory note, Brehm, at his option could elect to convert the note into the 37,764,600 shares of common stock which the Corporation was redeeming from Rapid Funding, LLC (in satisfaction of the Stipulation entered into between the Corporation and Rapid Funding), and such additional shares of common stock based on the outstanding shares as of the date of the next annual meeting of shareholders, which was held on August 5, 2004, so that Brehm would be the holder of 51% of the outstanding common stock of the Corporation.

     B. Whereas, also on June 30, 2004, the Corporation the Brehm entered into a Management Severance Agreement which provided also provided that Brehm, at his option could elect to convert the $15,000 note into the 37,764,600 shares of common stock which the Corporation was redeeming from Rapid Funding, LLC (in satisfaction of the Stipulation entered into between the Corporation and Rapid Funding), and such additional shares of common stock based on the outstanding shares as of the date of the next annual meeting of shareholders, which was held on August 5, 2004, so that Brehm would be the holder of 51% of the outstanding common stock of the Corporation. This agreement also provided that following the annual meeting of shareholders, Brehm may convert the shares of common stock received in satisfaction of the note for 2,500,000 shares of Series B Preferred Stock.

     C. Whereas, on August 23, 2004, Brehm notified the Corporation of his election to convert the note to common stock pursuant to the terms of the note and the Management Severance Agreement and then convert the common stock pursuant to the Management Severance Agreement to 2,500,000 shares of Series B Preferred Stock.

     D. Whereas, as a matter of administrative and cost efficiency, the Corporation and Brehm desire to amend the note to reflect that the note is convertible directly into 2,500,000 shares of Series B Preferred Stock.

     NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Corporation and Brehm hereby agree as follows:

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                                   AGREEMENTS

     1. Amendment to Promissory Note. That certain Promissory Note dated June 30, 2004 between the Corporation and Brehm is hereby amended to reflect that Brehm, at his option may convert the $15,000 note into 2,500,000 shares of Series B Preferred Stock.

     2. Amendment to Management Severance Agreement. That certain Management Severance Agreement dated June 30, 2004 between the Corporation and Brehm is hereby amended to reflect that Brehm, at his option may convert the $15,000 note into 2,500,000 shares of Series B Preferred Stock.

     3. All other terms and conditions of the Agreement shall remain in full force and effect.

     4. Entire Agreement; Exhibits. This document and its Exhibits contain the entire agreement between the parties relating to the subject matter contained in this Agreement. All prior or contemporaneous agreements, representations or warranties, written or oral, between the parties are superseded by this Agreement. This Agreement may not be modified except by written document signed by an authorized representative of each party. In the event that any part of this Agreement is found to be unenforceable, the remainder shall continue in effect, to the extent consistent with the intent of the parties as of the effective date of this Agreement.

     5. No Oral Change. This Agreement and any provision hereof may not be waived, changed, modified or discharged orally, but only by an agreement in writing signed by the party against whom enforcement of any such waiver, change, modification or discharge is sought.

     6. Non-Waiver. The failure of any party to insist in any one or more cases upon the performance of any of the provisions, covenants or conditions of this Agreement or to exercise any option herein contained shall not be construed as a waiver or relinquishment for the future of any such provisions, covenants or conditions. No waiver by any party of one breach by another party shall be construed as a waiver with respect to any subsequent breach.

     7. Choice of Law. This Agreement and its application shall be governed by the laws of the State of California.

     8. Counterparts and/or Facsimile Signature.This Agreement may be executed in any number of counterparts, including counterparts transmitted by telecopier or FAX, any one of which shall constitute an original of this Agreement. When counterparts of facsimile copies have been executed by all parties, they shall have the same effect as if the signatures to each counterpart or copy were upon the same document and copies of such documents shall be deemed valid as originals. The parties agree that all such signatures may be transferred to a single document upon the request of any party.


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     9. Binding Effect.This Agreement shall inure to and be binding upon the heirs, executors, personal representatives, successors and assigns of each of the parties to this Agreement.

         AGREED AND ACCEPTED as of the date first above written.

                                 Ten Stix, Inc.
                              A Nevada Corporation

/S/ Thomas E. Sawyer                                 /S/ Tony A. Cranford
-----------------------------                        --------------------------
By:  Thomas E. Sawyer                                By: Tony A. Cranford
Its: President                                                Its: Secretary


/S/ Robert C. Brehn
------------------------------
Robert C. Brehm

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